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                                                                  Exhibit (e)(5)



                                October 29, 1997



Ms. Nancy V. Westcott
510 Brierhill Road
Deerfield, Illinois 60015

Dear Nancy:

     On behalf of Oratec Interventions, Inc. (the "Company"), I am pleased to
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offer you the position of Chief Financial Officer and Vice President
Administration of the Company. Speaking for myself, as we11 as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1.   Position.
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          a.  You will become the Chief Financial Officer and Vice President
Administration of the Company, working out of the Company's headquarters office in Menlo Park, CA. You will report to the Company's President and Chief Executive Officer.

          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the terms hereof. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's President and Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2.   Start Date. Subject to fulfillment of any conditions imposed by this
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letter agreement, you will commence this new position with the Company on
November 3, 1997 (the "Start Date").

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October 29, 1997
Page 2


     3.   Proof of Right to Work. For purposes of federa1 immigration law, you
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will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

     4.   Compensation.
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          a.   Base Salary. You will be paid a monthly salary of $12,500, which
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is equivalent to $150,000 on an annualized basis (the "Base Salary"). Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company).

          b.   Signing Bonus. In connection with the commencement of your
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employment, you will be paid a cash bonus of $37,500 (as reduced applicable tax withholdings) on your Start Date. In the event that you voluntarily terminate your employment with the Company before the end of the first year of employment, you agree to repay the Company 100% of such bonus by personal check or other negotiable instrument.

          c.   Incentive Bonus. You will be eligible to receive an annual
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incentive bonus of up to 25% of your Base Salary for the calendar year ending
December 31, 1998. Payment of the bonus will be based on achievement of specified corporate and individual performance targets mutually agreed upon by you and the Company's President and Chief Executive Officer within 60 days of your Start Date. You will also be eligible to earn incentive bonuses in future years, again based on achievement of objectives. With respect to the remainder of the 1997 calendar year, you will be eligible to receive a prorated portion of the annual incentive bonus specified above based on achievement of specified corporate and individual performance targets mutually agreed upon by you and the Company's President and Chief Executive Officer within 30 days of your Start Date.

          d.   Annual Review. Your Base Salary will be reviewed at the end of
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each calendar year as part of the Company's normal salary review process.

     5.   Stock Options.
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          a.   Initial Grant. In connection with the commencement of your
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employment, the Company will recommend that the Board of Directors grant you an option to purchase 150,000 shares of the Company's Common Stock ("Shares") with
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an exercise price equal to the fair market value on the date of the grant. These option shares will become exercisable at the rate of twelve forty-eighths
(12/48) of the Shares twelve months after the Vesting Commencement Date and one forty-eighth (1/48) of the Shares at the end of each calendar month thereafter. The Vesting Commencement Date will be your Start Date. Vesting will, of course, depend on your continued employment with the Company. Notwithstanding the above, in the event that (i) your employment is terminated by the Company or a successor other than for Cause (as defined below), or (ii) your job duties, responsibilities and requirements or compensation are materially reduced or changed such that they are inconsistent with your prior duties, responsibilities and requirements or

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October 29, 1997
Page 3

compensation, in either case in connection with, or as a result of, a Change of Control (as defined below), one hundred percent (100%) of the option that has not yet become exercisable shall become exercisable on the effective date of such termination, reduction or change. For purposes of this letter, a termination or material reduction or change will be deemed to have occurred in connection with, or as a result of, a Change in Control if it occurs within 12 months of such Change in Control. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1995 Stock Plan and the Stock Option Agreement between you and the Company.

          b.   Subsequent Option Grants. Subject to the discretion of the
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Company's Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

     6.   Benefits.
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          a.   Employee Benefits. You will be entitled to participate, to the
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extent you are eligible under the terms and conditions thereof, in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans which are generally available to executives of the Company or are available to senior executives or a select group of executives of the Company and which may be in effect from time to time during your employment with the Company. The Company shall be under no obligation to institute or continue the existence of any employee benefit plan described herein and may from time to time amend, modify or terminate any such employee benefit plan.

          b.   Relocation Expenses. In connection with your relocation from the
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Chicago area to the San Francisco Bay Area, the Company will reimburse you for the relocation expenses estimated on Schedule 1 hereto. Any amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law; provided that you will be fully "grossed up" for the taxes you pay as a result of this relocation expense reimbursement.

     In the event that you voluntarily terminate your employment with the Company before the end of your first year of employment, you agree to repay the Company 100% of the relocation expenses estimated in Schedule 1 hereto by personal check or other negotiable instrument.

     7.   Severance Agreement. If your employment is terminated by the Company
          -------------------
or its successor for any reason other than Cause, as defined below, you will be entitled to receive continuation of your Base Salary and medical insurance benefits for the number of months following the date of termination of your employment as set forth below:

          a. Twelve (12) months if the termination occurs within two (2) years of your Start Date.

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October 29, 1997
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          b.  Six (6) months if the termination occurs more than two (2) years after your State Date.

          c. Twelve (12) months if the termination or the material reduction or change (as described in Section 5(a)(ii)) occurs at any time during your employment with the Company in connection with, or as a result of, a Change of Control of the Company.

     In addition, if your employment is terminated by the Company or its successor for any reason other than Cause, the Company will provide executive-level outplacement services to you.

     8.   Definitions.
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          a.  Cause.  For purposes of this letter agreement, "Cause" shall mean
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(a) willful misconduct or gross negligence in performance of your duties hereunder; (b) refusal to comply in any material respect with the legal directives of the Company's Board of Directors so long as such directives are not inconsistent with your position and duties, which is not remedied (if remediable) within twenty (20) working days after written notice from the Company's Board of Directors, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (c) a deliberate attempt to do an injury to the Company; (d) conduct, dishonest, fraudulent or otherwise, that materially discredits the Company or is materially detrimental to the reputation of the Company; (e) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (f) material breach of any element of the Company's Proprietary Information Agreement, including without limitation, the theft or other misappropriation of the Company's proprietary information, in each case as determined in good faith by the Company's Board of Directors.

          b.  Change of Control. For purposes of this letter agreement, a
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"Change of Control" shall mean the occurrence of any of the following events:
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(i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a "Merger"), so long as in either case (x) the Company's shareholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity, or (y) the Company's shareholders of record immediately prior to such Merger will, immediately after such Merger, hold less than sixty percent (60%) of the voting power of the surviving or acquiring entity and a majority of the members of the Board of Directors of the surviving or acquiring entity immediately after such Merger were not members of the Board of Directors of the Company immediately prior to such Merger.

     9.   Limitation on Change of Control Benefits. In the event that the
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severance and stock option acceleration benefits provided in this letter agreement in connection with, or as a result of, a Change of Control of the Company (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code,

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October 29, 1997
Page 5

then such benefits shall be payable either: (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some potion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section 9 shall be made in writing by independent public accountants appointed by you and reasonably acceptable to the Company (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

     10.  Proprietary Information Agreement. Your acceptance of this offer and
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commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information Agreement, a copy of which is enclosed for your review and execution (the "Proprietary Information Agreement"), prior to or on your Start Date.
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     11.  Confidentiality of Terms. You agree to follow the Company's strict
          ------------------------
policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

     12.  At-Will Employment. Notwithstanding the Company's obligation
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described in Sections 5a, 7 or elsewhere herein, your employment with the
Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without obligation or liability, except as specifically provided herein. We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information Agreement. This letter, together with the Proprietary Information Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                Very truly yours,

                                ORATEC INTERVENTIONS, INC.

                                By: /s/ Kenneth W. Anstey
                                   -------------------------

                                Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

NANCY V. WESTCOTT

/s/ Nancy V. Westcott
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Signature

    10/30/97
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Date

Enclosure:  Proprietary Information Agreement